Exhibit (2)(K)(2)

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is made as of [June 1], 2006 by and between MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS II, L.P., a limited partnership organized under the laws of The State of Delaware, with its principal place of business at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, PA 19428-2881, United States of America (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a trust company organized under the laws of The Commonwealth of Massachusetts, United States of America, with its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110, United States of America (the “Escrow Agent”).

WITNESSETH:

WHEREAS, as described in a Prospectus to be dated in or around [June] 2006 and a related Statement of Additional Information (collectively, the “Prospectus”) the Fund is offering on a continuous basis its limited partnership interests (collectively, the “Interests”) to certain eligible investors as set forth in the Prospectus.

WHEREAS, the Fund desires to retain State Street Bank and Trust Company to serve as escrow agent (in such capacity, the “Escrow Agent”) with respect to subscription monies received from prospective investors into the Fund (each a “Subscriber”);

WHEREAS, in connection with an initial investment in Interests, each Subscriber is required to, among other things, (x) complete, execute and deliver a subscription agreement in respect of such Interests (“Subscription Agreement”) and (y) wire to the account of the Fund, in immediately available funds, an amount equal or greater than the minimum initial investment amount, as required in the Prospectus and/or the Subscription Agreement, as applicable (each a “Payment”, and, collectively “Payments”); and

WHEREAS, in connection with any subsequent investment in the Fund, each Subscriber is required to, among other things, wire to the account of the Fund, in immediately available funds, an amount equal or greater than the minimum additional investment amount, as set forth in the Prospectus and/or Subscription Agreement, as applicable (“Additional Funds”); and

WHEREAS, the Fund desires to establish an escrow account to allow for the receipt of Payments and Additional Funds in advance of each relevant subscription date for Interests (the date on which wired funds are to be invested in Interests as set forth and otherwise described in the Prospectus and/or the Subscription Agreement, the “Closing Date”); and

WHEREAS, the Fund further desires that Payments and/or Additional Funds, as applicable, received from Subscribers be held in such an established escrow account until the relevant Closing Date, at which time the Payments and/or Additional Funds, as applicable, so held in escrow, together with any income earned thereon, will be delivered to the Fund’s Demand Deposit Account in connection with the subscription for Interests; and

WHEREAS, the Fund further desires that, in the event the Fund ultimately rejects all or a portion of a Subscriber’s offer to purchase Interests, that portion of the escrowed Payment and/or Additional Funds (together with any income earned thereon) not so invested in Interests on the relevant Closing Date shall be returned to each relevant Subscriber, as appropriate, as set forth in this Agreement; and

WHEREAS, the Escrow Agent is willing to hold, administer and disburse Payments and Additional Funds in accordance with the terms hereof.

NOW THEREFORE, in consideration of the premises and the mutual promises herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Escrow Account. All Payments and Additional Funds delivered to the Escrow Agent shall be held in accordance with the terms of this Agreement. Payments and Additional Funds shall be made payable to State Street Bank and Trust Company, as Escrow Agent for the Fund.

2. Investment of Funds. The Escrow Agent shall invest all Payments and Additional Funds deposited with it and any income earned thereon (the “Escrow Fund”) daily (except as otherwise set forth in a relevant Subscription Agreement) [in Euro time deposits of an affiliate of the Escrow Agent or such other banks, having minimum deposits of one hundred million dollars ($100 million). The Escrow Agent will record the income earned, if any, and shall add that income as an additional contribution to the Fund. The Escrow Agent shall issue an IRS Form 1099 or 1042, if applicable, to each Subscriber with respect to income earned.] [Q: is this the correct escrow arrangements for this fund? In any event, are terms of escrow disclosed in IFHF II documents, such as subscription agreement?]

3. Distributions.

3.1 Rejection of Subscriber. If at any time the Fund shall notify the Escrow Agent in writing that any subscription for Interests (a “Subscription”) received from a Subscriber has not been accepted in whole or in part, then the Escrow Agent shall promptly deliver to that Subscriber, at such Subscriber’s address as specified in such Subscriber’s Subscription Agreement, his Payment or Additional Funds (or that portion thereof representing the Payment or Additional Funds for Interests as to which his/her/its Subscription has been rejected) together with all income earned thereon through the date the Escrow Agent returns such payment. Notwithstanding the foregoing, in the event a portion of the Additional Funds has not been accepted, then all income earned on the Additional Funds together with the portion of the Additional Funds not accepted will be delivered to the Subscriber.

3.2 Closing; Termination. Upon the earliest to occur of: (a) the relevant Closing Date; (b) the liquidation of, or the determination to liquidate, the Fund; or (c) the fulfillment of any other escrow termination conditions set forth in this Agreement, the Prospectus, the Subscription Agreement and/or any other relevant document or agreement, the Fund shall provide the Escrow Agent with a written notice thereof, which notice shall specify:

(i) that (x) the relevant Closing Date has occurred, (y) the Fund has been liquidated or has made the determination to liquidate, or (z) an escrow termination condition described in clause (c) above has been satisfied, as applicable; and

(ii) either:

(a) in the event that such notice specifies all or such portion of the escrow should be terminated pursuant to clauses (i)(x) or (i)(z), that the Escrow Fund, including any income earned, shall be delivered to (A) the Fund, or (B) the Fund’s DDA Account for investment in accordance with the terms of the Prospectus; or

(b) in the event that such notice specifies that all or such portion of the escrow should be terminated pursuant to clause (i)(y), that Escrow Agent shall distribute the Escrow Fund and any income earned to the Subscribers, pro rata.

Upon the Escrow Agent receiving such notice as described above, the Escrow Agent shall promptly, but in any event within five (5) days, excluding Saturdays and Sundays, on which banks are open for business in The Commonwealth of Massachusetts (each a “Business Day”), deliver the Escrow Fund, together with any income earned thereon, as directed in such notice.

3.3 Withdrawal of Offering. In the event that the offering of the Interests is withdrawn for any reason, the Fund shall so notify the Escrow Agent in writing, and the Escrow Agent, upon receipt of such written notice, shall immediately make distributions from the Escrow Fund and pay over or deliver to all Subscribers at their respective addresses (as set forth in their respective Subscription Agreements) their respective Payments and/or Additional Funds, as applicable, together with any income earned thereon, pro rata.

3.4 Lack of Instructions. If, within five (5) Business Days following the relevant Closing Date, the Escrow Agent has not received instructions for the disbursement of the Escrow Fund, then the Escrow Agent may make distributions from the Escrow Fund and pay over or deliver to all the Subscribers at their respective addresses (as set forth in their respective Subscription Agreements) their respective Payments and/or Additional Funds, as applicable, together with the income earned thereon, pro rata.

4. Duties of the Escrow Agent.

4.1 In General. Nothing herein contained shall be deemed to obligate the Escrow Agent to deliver any document, or to pay or transfer any monies hereunder, unless the same shall have been first received by the Escrow Agent pursuant to the provisions of this Agreement. The Escrow Agent shall not be responsible in any manner for the validity or sufficiency of any document received by it hereunder or for any agreements referred to or described herein, including without limitation the Prospectus, or for any of the provisions thereof, and may rely on any document purported to be in connection with this Agreement so long as that document does not on its face appear invalid or insufficient. The Escrow Agent shall have no duty or obligation to collect any amounts at any time due in respect of any Payments or Additional Funds, as applicable, deposited with it except for collection in the ordinary course of its banking business, and shall not be responsible for any defaults thereunder or hereunder by any other party, or for the application of any funds received by it from the Subscribers for Interests after payment of such funds by the Escrow Agent to the Fund as herein provided.

4.2 Other Persons. The Escrow Agent shall not be bound or in any way affected by circumstances affecting or alleged to affect the rights or liabilities of the parties hereto other than as set forth in this Agreement, or affecting or alleged to affect the rights or liabilities of any other person.

4.3 Consultation with Counsel. The Escrow Agent may consult with outside counsel (at the expense of the Fund) and shall be fully protected with respect to any action or delay of action taken in good faith by it in accordance with the advice of such counsel, provided that the Escrow Agent notifies the Fund of any such action or delay.

5. Exculpation and Indemnification of the Escrow Agent.

5.1 Limitation of Duties. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than the Escrow Agent (except as to enforce any rights of the Fund under this Agreement), or to direct or enforce any obligation of any person to perform any other act. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto other than itself or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except for this Agreement and any instructions pursuant to this Agreement, the Escrow Agent shall not be obligated to recognize any agreement between any or all of the persons referred to in this Section 5.1, notwithstanding its knowledge thereof.

5.2 Exculpation Relating to Escrow Agent’s Actions. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provision, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent, acting reasonably, to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected by such notice, demand, waiver or modification, unless the Escrow Agent shall have given its prior written consent thereto.

5.3 Exculpation Relating to Documents. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, other than documents prepared by the Escrow Agent itself, or of the signature or endorsement thereon, or for any description therein, so long as in each such case the same does not appear in the judgment of the Escrow Agent, acting reasonably, on its face to be invalid or insufficient; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document (so long as the document does not appear in the judgment of the Escrow Agent, acting reasonably, on its face to be invalid or insufficient) or property, including cash and cash equivalents. The Escrow Agent shall not be liable for any loss that may be incurred by reason of any investment of any monies that it holds hereunder.

5.4 Exculpation Relating to Assumptions. In the absence of written notice to the contrary from the proper person or persons, the Escrow Agent shall have the right to assume that a fact or an event, by reason of which an action would or might be taken by the Escrow Agent, does not exist or has not occurred without incurring liability for any action taken or omitted in good faith and in the exercise of its own best judgment, all in reliance upon such assumption.

5.5 Taxes & Tax Indemnification. To the extent that the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the funds held hereunder, the Escrow Agent may pay such taxes and will notify the Subscriber of same in the normal course of business. The Escrow Agent shall be indemnified and held harmless against any liability for taxes in respect of Payments and/or Additional Funds, as applicable, deposited in the Escrow Fund and for any penalties or interest in respect of taxes (other than penalties or interest from the Escrow Agent’s failure to pay taxes in respect of payments for which it has been authorized or provided with funds to pay), or against any liability for the payment of investment income, in the manner provided herein, provided, however, the Fund shall in no event be liable for taxes imposed on the Escrow Agent in respect of any consideration paid for its services hereunder.

The Fund agrees (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Funds or performance of other activities under this Agreement, (ii) that the Escrow Agent will withhold taxes, assessments or other governmental charges based upon Internal Revenue Service Form W-9 or the relevant W-8 provided to it on behalf of the Subscriber, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same (other than, however, taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges, (x) arising from the Escrow Agent’s failure to pay any of the foregoing in respect of which it has been authorized or provided funds to pay or (y) assessed against the Escrow Agent in respect of any consideration paid for its services hereunder), and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses

(including reasonable legal fees and expenses), interest and penalties; provided that the Escrow Agent has either properly withheld taxes based on information from the Fund or the relevant Subscriber or followed instructions of the Fund. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

5.6 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Fund, from and against any “expenses” or “losses” (as such terms are defined in this Section 5.6) suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or in any way relates to this Agreement, the services of the Escrow Agent hereunder or any income earned from investment of the Escrow Fund; provided that such loss or expense shall not have resulted from willful misconduct, fraud or gross negligence of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim of the commencement of any action, suit, or proceeding, the Escrow Agent shall, if the claim in respect thereof is to be made against the Fund, notify the Fund thereof in writing; but the failure of the Escrow Agent to give such notification shall not relieve the Fund from any liability which it may have to the Escrow Agent hereunder unless the failure to give notice shall materially impair the Fund’s ability to defend such claim. For the purposes hereof, the terms “expenses” or “losses” as such terms are defined in this Section 5.6 shall include all amounts paid or payable to satisfy any claim or liability, or paid in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

6. Authorized Representation. Any written instructions or other notice provided for under this Agreement to be delivered by the Fund shall be signed by the authorized officers, identified on the Certificate of Incumbency attached hereto, as representatives of the Fund.

7. Exculpation; Fees and Expenses. The Fund acknowledges and agrees that the Escrow Agent (i) shall in no event be liable for special or consequential damages even if the Escrow Agent has been informed of their likelihood; (ii) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Prospectus, Subscription Agreement or any filings made with respect to them), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (iii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iv) shall not be obligated to take any legal or other action hereunder which might in its best judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, and (v) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof.

The Escrow Agent shall be entitled to reimbursement from the Fund for all expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all agents and reasonable counsel fees and disbursements, expenses of wire transfers, and all taxes or other governmental charges.

8. Resignation: Successor Escrow Agent.

8.1 Resignation. The Escrow Agent may resign at any time by giving thirty (30) Business Days’ prior notice of such resignation to the Fund. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund. In such event, the Escrow Agent shall not take any action until the Fund has designated a banking corporation, trust company or attorney as successor escrow agent (the “Successor Escrow Agent”) and has executed with such Successor Escrow Agent an escrow agreement to succeed this Agreement. Upon receipt of instructions to that effect, the Escrow Agent shall promptly deliver the Escrow Fund to such Successor Escrow Agent and shall thereafter have no further obligations hereunder.

8.2 Termination of Escrow Agent. The Fund may terminate the appointment of the Escrow Agent hereunder upon at least thirty (30) Business Days’ notice specifying the date upon which such termination shall take effect. In the event of such termination, the Fund shall within thirty (30) Business Days of such notice appoint a Successor Escrow Agent and execute with such Successor Escrow Agent an escrow agreement to succeed this Agreement. Upon notice from the Fund, the Escrow Agent shall turn over to such Successor Escrow Agent the Escrow Fund. If no Successor Escrow Agent is appointed, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund, unless ordered to act as directed by the orders of a court of competent jurisdiction.

9. Termination of this Agreement. This Agreement shall terminate at the earlier of (a) in the event either party gives the other written notice of termination, upon the distribution of all of the Escrow Fund pursuant to this Agreement, or (b) upon termination or the liquidation of the Fund, as applicable; provided further, however, that in either event, the indemnification and reimbursement provisions of Sections 5 and 7 of this Agreement shall survive any termination of this Agreement.

10. Notices and Wiring Instructions.

(a) Notices. Any notice required or desired to be given to any other party hereto shall be in writing, shall be delivered personally, by telecopy, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or, if mailed, two days after the date of mailing, as follows:

If to the Escrow Agent:

State Street Bank and Trust Company

c/o State Street Fund Services Toronto, Inc.

30 Adelaide Street East, Suite 1100

Toronto, Ontario M5C 3G6

Canada

Attention: Vice President, Investor Services (Offshore)

Telephone: (416) 362-1100

Telecopy: (416) 681-6996

If to the Fund:

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS II, L.P.

One Tower Bridge

100 Front Street, Suite 1100

West Conshohocken, PA 19428-2881

United States of America

Attention: Noel Langlois

Telephone: (610) 260-7600

Facsimile: (212) 507-8518

With a copy to:

MORGAN STANLEY AIP GP LP

One Tower Bridge

100 Front Street, Suite 1100

West Conshohocken, PA 19428-2881

United States of America

Attention: Noel Langlois

Telephone: (610) 260-7600

Facsimile: (212) 507-8518

(b) Wiring Instructions to Escrow Agent. Any funds to be paid to the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions:

Bank:                  State Street Bank and Trust Company

ABA #:

Escrow DDA:

A/C #:

Ref:

[to be provided by State Street]

11. Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its reasonable control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, market disruption, computer viruses, power failures, earthquakes or other disasters.

12. Representations and Warranties. The Fund represents and warrants to the Escrow Agent that:

(a) it is a limited partnership, duly organized and existing under the laws of the State of Delaware;

(b) it has the power and authority under applicable laws and relevant constituent documents to enter into and perform this Agreement;

(c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; and

(d) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other obligation of the Fund.

13. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all the parties, or, in the case of a waiver, by the party waiving compliance. No delay on the part of the party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14. Miscellaneous. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim.

15. Governing Law. This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts. The Fund hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in The Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against it by the Escrow Agent or a third party arising out of or relating to this Agreement. In any such action or proceeding, the Fund hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to it, its addresses in accordance with Section 10 hereof.

16. Counterparts. This Agreement may be signed in one or more counterparts and by facsimile, all of which shall be treated as one Agreement binding on all the parties hereto. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17. Assignments. This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment made by a party hereto in violation of this Section 17 shall not be binding on the other parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS II, L.P.

BY:	MORGAN STANLEY ALTERNATIVE INVESTMENT PARTNERS LP, ITS GENERAL PARTNER

BY:	MORGAN STANLEY AIP GP LP, ITS GENERAL PARTNER

By:	MORGAN STANLEY ALTERNATIVE INVESTMENTS INC., its general partner

By:
Name: Jacqueline Dentner
Title: Vice President

STATE STREET BANK AND TRUST COMPANY, as Escrow Agent

By:
Name: Joseph L. Hooley
Title: Executive Vice President

INCUMBENCY CERTIFICATE

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS, L.P. (the “Partnership”), acting through its general partner, MORGAN STANLEY ALTERNATIVE INVESTMENT PARTNERS LP, hereby certifies, through the duly authorized person(s) whose signature(s) appear below, that the persons whose names appear below are authorized to act on behalf of the Partnership, including the authorization to give Proper Instructions, with respect to that certain Escrow Agreement between the Partnership and STATE STREET BANK AND TRUST COMPANY (the “Escrow Agent”) dated as of [June 1, 2006]. The General Partner, acting for and on behalf of the Partnership, further certifies that the true signature of each such person is set forth below opposite his or her name, and that the Escrow Agent may rely upon this certificate until such time as it receives another certificate bearing a later date.

NAME	SIGNATURE

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS II, L.P.

BY:	MORGAN STANLEY ALTERNATIVE INVESTMENT PARTNERS LP, ITS GENERAL PARTNER

BY:	MORGAN STANLEY AIP GP LP, ITS GENERAL PARTNER

By:	MORGAN STANLEY ALTERNATIVE INVESTMENTS INC., its general partner

By:
Name: Jacqueline Dentner
Title: Vice President

DATE: _______________________